CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2019 with respect to the financial statements and financial highlights of The Tocqueville Trust (including The Tocqueville Fund, The Tocqueville Opportunity Fund and The Tocqueville Phoenix Fund) for the year ended October 31, 2019, which is included in the Tocqueville Trust Annual Report on Form N-CSR for the year ended October 31, 2019, which is incorporated by reference in this Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus and Statement of Additional Information contained in the Registration Statement and to the use of our name as it appears under the captions “Financial Highlights”, “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements”.
/s/ Grant Thornton LLP

Chicago, Illinois
February 28, 2020